Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Fourth Quarter and Full Year 2017

SANTA CLARA, Calif. – February 8, 2018 – Hortonworks, Inc.® (NASDAQ: HDP), a leading provider of global data management solutions, today announced financial results for the fourth quarter and full year 2017. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website at http://investors.hortonworks.com. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available on the Hortonworks Investor Relations website for approximately seven days.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q4 and full year 2017 Earnings Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman and CEO), Scott Davidson (COO and CFO) and Scott Gnau (CTO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company, including our expectations regarding market opportunity, future partnerships, future trends impacting our business and outlook. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release. So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, our partners and shareholders for their support. They are the driving force behind our open source global data management solutions that enable customers to deploy a modern data architecture to power data lakes, streaming analytics and data science applications. These solutions support a wide variety of new value drivers for our customers to leverage the type of insights not available to them previously. For today’s call, I will begin with a review of our business highlights from 2017 and conclude with a review of our opportunity in 2018. Then, Scott will discuss our financial highlights for the fourth quarter and full year 2017 and provide our outlook for the first quarter and full year 2018.

Business Highlights

2017 was a pivotal year for us. Entering the year, our focal points were to meet our commitments to our customers, investors and employees while operating within an open source business model to generate positive, value-driven results. Over the course of the year, we scaled revenue, delivered margin expansion and generated positive cash flow within the fourth quarter. This resulted in another company record, with fourth-quarter GAAP revenue growing 44 percent year-over-year to $75.0 million and full year GAAP revenue growing 42 percent to $261.8 million. I am very proud of our team’s continued discipline and execution against our market opportunity by delivering balanced results within the open source model.

During our four years as a public company, we have evolved from the leading Hadoop provider focused on the big data market to the leading global data management platform company with over 1,300 customers throughout the world. Continued data volume growth and accelerating velocity remain the core drivers of growth in our business, and delivering actionable, real-time insights for our customers around their data remains our mission. In the last few years, the total addressable market for our platforms has continued to expand and has been fueled by the evolution of data science opportunities, the cloud, hybrid operating models and internet of things (IoT) industrial use cases.

Industry analysts, including International Data Corporation (IDC), point to these markets growing to approximately $1.9 trillion in aggregate size within the next five years. Each of these markets relies on large amounts of data being stored, processed and managed without compromising speed, governance or security. And looking across these markets, we believe the total addressable markets for our specific global data management solutions and services is approximately $49 billion by 20211.

As the only company that offers 100 percent open source global data management solutions, we understand that our customers’ success is a foundational element of our own success, and that we must deliver sustained value every year to earn their business. Our model yields a faster time to value for customers and fosters a cycle of innovation, which is creating an ecosystem that has yielded many meaningful industry partnerships including IBM, Microsoft and Accenture, just to name a few.

Our customers benefit from best-in-class support and a steady cadence of new innovations. In 2017, we continued to execute upon our model and delivered new platform releases of Hortonworks Data Platform (HDP) and Hortonworks DataFlow (HDF), and late in the year, we raised the bar again by introducing Hortonworks DataPlane Services (DPS). Hortonworks DPS enables a seamless hybrid data architecture with a common set of enterprise services that bridges on-premises and cloud infrastructure with consistent security, management and governance across all data assets. Companies across every sector are recognizing the value of their data and the opportunity to create significant value by transforming their business models.

This requires managing data throughout its entire lifecycle, from point of origin at the edge to where it comes to rest, and accessing data at every tier across their architecture.

Banks and financial services institutions are recognizing data as a strategic resource for analytics, machine learning and artificial intelligence. They are using big data analytics to unlock insights, make more meaningful decisions and manage risk. Eagle Investment Systems has selected Hortonworks to enable the next generation of their data management solutions in support of the largest investment managers. Lloyds Banking Group, Societe Generale and ATB Financial have all chosen Hortonworks to address similar challenges. Leading manufacturers, like Daimler Trucks North America, are in the midst of change as they digitally transform their entire value chains. Our solutions are enabling them to optimize real-time decision making across product development, manufacturing, supply chain and customer experience operations. In the public and education sectors, where our customers are challenged with extracting actionable intelligence from their data sources, organizations like Carnegie Mellon University and California State Department of Water Resources are also leveraging our platforms.

2018 Plans and Growth Opportunities

Heading into 2018, we see the market functioning well and see continued opportunity for growth within our core business of managing data in motion and data at rest. We continue to see new opportunities and emerging use cases related to managing high velocity data in the IoT and data streaming space. We also see a continued shift as large enterprise companies realize that a hybrid data architecture is required to pursue these new use cases. This ongoing shift in customer focus was largely the driver leading to the development of the Hortonworks DPS platform, and we are seeing significant interest in Hortonworks DPS for 2018 and beyond.

Similar to the way YARN changed the game by enabling batch, real-time and streaming analytics to become reality on the Hadoop platform and how HDF re-defined data in motion, Hortonworks DPS extends these capabilities to hybrid and multi-cloud environments with common security, management and governance. Hortonworks DPS represents a natural and important evolution of our offerings. We are proud to be recognized by Noel Yuhanna, an analyst at Forrester Research Inc., as the first in our industry to introduce a service that truly connects data platforms on multiple tiers and on a global scale2. As the industry’s understanding of our capabilities and expertise has grown, so has partnership interest among well-established industry leaders. This past year, we jointly announced with IBM an expanded partnership designed to help businesses accelerate data-driven decision-making. Additionally, we jointly announced with NEC an expanded partnership to deliver a single distributed processing platform for big data and we expect this partnership trend to continue into 2018.

From a broader market perspective, we see several secular trends that will impact our business in 2018. The most significant are emerging within the realms of data governance and IoT. As organizations seek to manage their increasing data and compute requirements, they will be challenged by deploying multiple clouds or hybrid cloud environments – cost and governance being the two most imperative obstacles. Hortonworks DPS is situated squarely in this area.

Recent high-profile data breaches illuminated the importance of data governance and indicated that we have reached the data governance tipping point. Data governance creates a notion of traceability, contextual data access, privacy and security – or collectively, the provenance of the data. In years past, data governance was a specified process and one that was easy to implement. Today, in an IoT world, this is no longer the case. Data can now be created outside of our firewalls, without specific controls, and the non-sensitive data can now be shared and viewed with fewer restrictions outside of organizations’ strict guidelines.

Additionally, we believe IoT deployments will have a significant impact on data trends in 2018, stemming from the significant investments being made in expanding the industrial internet. Many companies are currently realizing value by deploying transformative use cases, which are impacting multiple vertical industries such as oil and gas sensors connected on a drilling rig, connected utilities, smart factories and connected cars. Companies will need to be ready to manage multiple and hybrid cloud footprints, ensuring they are ready for changes to governance and regulatory mandates and ensure they are prepared for the next wave of IoT.

We believe that we are very well positioned to benefit from these trends in 2018 and beyond. We are just at the start of several significant transitions in the market that will transform how our customers and partners manage the lifecycle of their data for years to come.

Summary

I am proud of the execution by our entire Hortonworks team and am pleased to see the ecosystem continue to rally around Hortonworks because of our open and collaborative approach, as evidenced by the customer and go to market momentum we saw throughout 2017. Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

That concludes my remarks and now Scott will recap the Q4 financial highlights. Scott?

Scott Davidson (COO and CFO)

Thanks, Rob. I will start by providing details on our fourth quarter and full year 2017 performance and conclude with our outlook for the first quarter and full year 2018.

As Rob mentioned, our Q4 2017 total GAAP revenue was $75.0 million, up 44 percent compared to the prior year. Support subscription GAAP revenue was $57.8 million for the fourth quarter, up 63 percent compared to the prior year. In the fourth quarter, 77 percent of total GAAP revenue was comprised of subscription revenue a 9 percentage point increase year-over-year, which is consistent with our long-term target mix of 80 percent.

For full year 2017, total GAAP revenue was $261.8 million, up 42 percent compared to the prior year, and support subscription GAAP revenue was $198.9 million, up 57 percent compared to the prior year. Support subscription GAAP revenue for this same period represented 76 percent of total revenue, which is 7 percentage points higher year-over-year.

From a deal perspective, this quarter:

•	We had 20 deals over $1 million, compared to 9 in Q4 last year, with 11 of those deals this quarter including HDF;

•	Average deal size was approximately $207 thousand in Q4; this was the largest average deal size for any quarter in 2017, and it reflects some seasonality; and

•	The average dollar-based net expansion rate was 122 percent over the trailing four-quarter period.

International GAAP revenue grew approximately 61 percent year-over-year in the fourth quarter of 2017 and accounted for approximately 30 percent of our total GAAP revenue in the quarter. For 2017, international GAAP revenue accounted for approximately 28 percent of our total GAAP revenue. Seven of the deals with total contract value greater than $1 million in the fourth quarter were with companies in the international market.

GAAP gross margin in the quarter was 71 percent, compared to 65 percent for the same period in 2016. Non-GAAP gross margin expanded by 6 percentage points to 74 percent, compared to 68 percent for the same period in 2016.

For 2017, total GAAP gross margin was 69 percent, compared to 61 percent for the prior year. For 2017, non-GAAP gross margin was 72 percent, compared to 64 percent for the prior year.

GAAP operating loss was $45.8 million for the fourth quarter, compared to $57.2 million for the same period last year. GAAP operating margin for the fourth quarter was a negative 61 percent, compared to a negative 110 percent for the same period last year. Non-GAAP operating loss was reduced by more than half to $14.6 million for the fourth quarter versus $30.7 million for the same period in 2016. Non-GAAP operating margin for Q4 was a negative 19 percent, a 40 percentage point improvement when compared to a negative 59 percent for the same period in 2016.

For 2017, total GAAP operating loss was $198.8 million compared to $251.2 million for the prior year. GAAP operating margin for 2017 was a negative 76 percent, compared to a negative 136 percent for the prior year. For 2017, total non-GAAP operating loss was $87.5 million compared to $147.1 million for the prior year. Non-GAAP operating margin was a negative 33 percent for 2017, compared to a negative 80 percent for 2016.

For Q4 2017, GAAP net loss was $48.2 million, or $0.68 per basic and diluted share. This compares to a GAAP net loss of $57.1 million, or $0.94 per basic and diluted share, for the same period in 2016. Q4 2017 non-GAAP net loss was $17.0 million, or $0.24 per basic and diluted share. This compares to a non-GAAP net loss of $30.6 million, or $0.50 per basic and diluted share, for the same period in 2016.

For 2017, GAAP net loss was $204.5 million, or $3.08 per basic and diluted share. This compares to a GAAP net loss of $251.7 million, or $4.40 per basic and diluted share in 2016. For 2017, non-GAAP net loss was $93.1 million, or $1.40 per basic and diluted share. This compares to a non-GAAP net loss of $147.6 million, or $2.58 per basic and diluted share in 2016.

The deferred revenue balance was $275.2 million as of December 31, 2017, an increase of 20 percent over the $229.8 million reported as of September 30, 2017, and a 48 percent increase over the $185.4 million reported as of December 31, 2016.

Operating cash flow was $6.4 million for the fourth quarter of 2017. This was our first quarter of positive operating cash flow in the company’s history and compares to operating cash used of $0.6 million for the same period last year. Our operating cash used was $29.8 million for the full year of 2017, compared to $82.4 million for the same period last year, a reduction of cash flow burn by approximately $53 million on year-over-year basis. And, we expect to be operating cash flow positive for 2018.

We exited the fourth quarter with a total cash and investments balance of $72.5 million, an increase of approximately 15 percent from the third quarter of 2017, and have access to another $50.0 million under our revolving credit facility.

Before I get to guidance, I would like to remind you that we implemented the new accounting standards ASC 606 and ASC 340-40 beginning on January 1, 2018. We are following a modified retrospective approach and will disclose the final financial impacts commensurate with our first quarter 2018 results. At this point, we have contemplated preliminary estimates relating to this accounting change in our revenue and operating margin guidance. We currently estimate an unfavorable impact of approximately $15.0 million on total GAAP revenue for 2018, with approximately $2.0 million to $3.0 million of that within the first quarter, and an unfavorable impact of approximately 1 percent to 2 percent on non-GAAP operating margin for 2018.

Our Outlook

As of February 8, 2018, Hortonworks is providing the following financial outlook for the first quarter and full year 2018.

For the First Quarter of 2018

We expect

•	Total GAAP revenue of $75.0 million.

•

GAAP operating margin between negative 63 percent and negative 58 percent, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $26.0 million.

•

Non-GAAP operating margin between negative 29 percent and negative 24 percent, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $26.0 million.

For the Full Year 2018

We expect

•	Total GAAP revenue between $322.0 million and $327.0 million.

•

GAAP operating margin between negative 53 percent and negative 48 percent, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $101.0 million.

•

Non-GAAP operating margin between negative 23 percent and negative 17 percent, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $101.0 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses. That concludes my financial recap. Operator, please open the line for Q&A. Thank you.

[1]

Sources: IDC’s Worldwide Nonrelational Database Management Systems Software Forecast, 2017–2021, July, 2017; IDC’s Worldwide Storage for Big Data and Analytics Forecast, 2017–2021, September, 2017; Worldwide Big Data and Analytics Software Forecast, 2017–2021, July, 2017; Worldwide Big Data Technology and Services Forecast, 2016–2020, December, 2016.

[2]

Hof, Robert. “With DataPlane, Hortonworks Aims to Help Companies Drowning in Data Lakes.” Silicon Angle, 27 Sept. 2017, siliconangle.com/blog/2017/09/25/dataplane-hortonworks-aims-help-companies-drowning-data-lakes/.